Exhibit 99.1

Portola Pharmaceuticals Reports Third Quarter Financial Results

and Provides Corporate Update

Conference Call Today at 4:30 p.m. ET

South San Francisco, Calif. (November 10, 2014) – Portola Pharmaceuticals (Nasdaq: PTLA) today provides a corporate update and reports its financial results for the quarter ended September 30, 2014.

“The third quarter marked another successful period of execution for Portola as we achieved a number of milestones across our three wholly-owned clinical programs. We announced positive Phase 3 study results with our universal Factor Xa inhibitor antidote, andexanet alfa, in which all primary and secondary endpoints were achieved with high statistical significance. We increased enrollment and remain on track to complete the betrixaban pivotal Phase 3 APEX Study by the end of 2015. In addition, we have made the decision to advance our oral, dual Syk-JAK kinase inhibitor, cerdulatinib, to the next stage of development based on the tolerability and clinical activity seen thus far in the ongoing Phase 1 study in patients with hematologic cancers. We are striving to advance the field of thrombosis and blood cancers by targeting significant areas of unmet medical need and by using biomarker and genetic development approaches to increase the probability of success of our programs,” said William Lis, chief executive officer of Portola. “Going forward, we expect a number of catalysts this year and next that could drive additional stockholder value.”

Recent Achievements

Betrixaban – Potential first-to-market oral Factor Xa inhibitor anticoagulant for in-hospital and post-discharge blood clot prevention in acute medically ill patients

•	Increased patient enrollment to 58 percent in the pivotal Phase 3 APEX Study, which now has more than 450 global sites.

•	Pooled blinded aggregate venous thromboembolism (VTE) event rates in the APEX Study remain on target.

•	The American Heart Journal published a description of the modification to the APEX Study primary analysis plan. The study will formally analyze a pre-specified biomarker-defined subpopulation that is likely to achieve a larger than average response to treatment with betrixaban, while protecting the statistical power to achieve significant efficacy in the broader study population.

•	The Independent Data Monitoring Committee (IDMC) held its fourth planned safety review and recommended that Portola proceed with the APEX Study as planned.

Andexanet Alfa – Factor Xa inhibitor antidote and FDA-designated breakthrough therapy

•	Reported positive topline data from the first part of the Phase 3 ANNEXATM-Apixaban study, which met its primary and secondary endpoints with high statistical significance. Andexanet alfa immediately and significantly reversed the anticoagulation activity of apixaban and was well tolerated with no serious adverse events reported. The full data will be presented in an oral session at the American Heart Association (AHA) Annual Scientific Sessions on November 17, 2014.

•	Reached agreement with the U.S. Food and Drug Administration (FDA) and European Medicines Agency that the Phase 4 confirmatory study will be a single-arm trial using a historical control.

•	Executed a supply agreement with Lonza for the commercial manufacturing of andexanet alfa to support anticipated global demand.

•	Positive Phase 2 data on the reversal of edoxaban (Daiichi Sankyo) accepted for presentation at the American Society of Hematology (ASH) Annual Meeting on December 8, 2014.

Cerdulatinib* – Oral, dual Syk/JAK kinase inhibitor for hematologic cancers

•	Established that cerdulatinib is an active drug and is well tolerated in the Phase 1 dose escalation study in patients with B-cell lymphomas and leukemia. The trial is ongoing and the maximum tolerated dose in the Phase 1 study has not yet been reached.

•	Based on the interim data, Portola is advancing cerdulatinib to the next stage of clinical development – clinical expansion cohorts that will include patients who have failed current therapies or have relapsed due to mutations.

Corporate

•	Raised approximately $175 million in net proceeds from a public offering of shares of common stock.

Anticipated Upcoming Events and Milestones

Betrixaban

•	Complete a futility analysis of the APEX Study in the first quarter of 2015

•	Conduct an additional planned safety review of the APEX Study by the IDMC

•	Complete patient enrollment in APEX by the end of 2015 and report data in early 2016

Andexanet Alfa

Phase 3 and Regulatory Milestones:

•	Report full data from the first part of the Phase 3 ANNEXA-Apixaban study in an oral presentation at the AHA Annual Scientific Sessions on November 17, 2014

•	Report topline data from the first part of the ongoing Phase 3 ANNEXA-Rivaroxaban study in late 2014

•	Report data from the second part of the Phase 3 ANNEXA-Apixaban and ANNEXA-Rivaroxaban studies in the first half of 2015

•	Initiate a Phase 4 confirmatory study in late 2014 or early 2015

•	File a Biologics License Application (BLA) with the FDA for conditional approval under an Accelerated Approval pathway at the end of 2015

Phase 2 Milestones:

•	Present Phase 2 edoxaban data (abstract #4269) at ASH on December 8, 2014

•	Initiate a Phase 2 proof-of-concept study with betrixaban in 2015

Cerdulatinib

•	Continue enrolling patients in the Phase 1 portion of the study to reach the maximum tolerated dose

•	Present Phase 1 results in patients with relapsed/refractory B-cell malignancies (abstract #3103) at the ASH Annual Meeting on December 7, 2014

•	Begin enrolling patients with chronic lymphocytic leukemia and non-Hodgkin lymphoma in clinical expansion cohorts

Third Quarter Financial Results

Collaboration revenue for the third quarter of 2014 earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $2.4 million compared with collaboration revenue of $2.8 million for the third quarter of 2013.

Total operating expenses for the third quarter of 2014 were $38.2 million compared with $22.0 million for the third quarter of 2013. Total operating expenses for the third quarter of 2014 included stock-based compensation expense of $2.2 million compared with $1.5 million for the third quarter of 2013. Research and development expenses were $31.8 million for the third quarter of 2014 compared with $18.1 million for the third quarter of 2013, as the Company continued to support its Phase 3 APEX Study of betrixaban, multiple Phase 3 ANNEXA studies and Phase 2 proof-of-concept studies of andexanet alfa, and its Phase 1/2a clinical study of cerdulatinib. General and administrative expenses for the third quarter of 2014 were $6.4 million compared with $3.9 million for the third quarter of 2013, as the Company increased headcount to support its growth, resulting in higher headcount-related costs including stock-based compensation expense, higher legal and professional fees to support general corporate activities, and ongoing costs associated with being a public company.

Portola reported a net loss of $35.8 million, or $0.86 net loss per share, for the third quarter of 2014 compared with a net loss of $18.6 million, or $0.53 net loss per share, for the third quarter of 2013. Shares used to compute net loss per share attributable to common stockholders were approximately 41.4 million for the third quarter of 2014 compared with approximately 35.2 million for the same period in 2013.

As of September 30, 2014, cash, cash equivalents and investments totaled $262.0 million, which includes payments of $17.8 million received from collaboration partners during the third quarter, compared with cash, cash equivalents and investments of $319.0 million as of December 31, 2013. In October 2014, the company raised approximately $175 million in net proceeds through a follow-on offering of common stock that is not reflected in the third quarter cash balance.

Conference Call Details

To access the live conference call today, November 10, 2014, at 4:30 p.m. Eastern Time via phone, please dial (877) 415-3183 from the United States and Canada or +1 (857) 244-7326 internationally. The participant passcode is 50361848. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at: http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its potentially life-saving therapies. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions.

Betrixaban

Portola’s wholly-owned, oral, once-daily Factor Xa inhibitor betrixaban is being evaluated in the only biomarker-based Phase 3 study for hospital-to-home prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban’s distinct properties may have the potential to allow the agent to demonstrate efficacy without the significant increase in the rate of major bleeding that was seen in this patient population with other Factor Xa inhibitors. If approved, betrixaban could be the first anticoagulant for both hospital and post-discharge VTE prophylaxis and the standard of care in this large market of more than 20 million patients in the G7 countries alone.

Andexanet Alfa

Andexanet alfa, a recombinant modified human Factor Xa molecule, has the potential to be a first-in-class antidote to reverse the effects of Factor Xa inhibitors in patients who suffer a major bleeding episode or who require emergency surgery. Andexanet alfa has been designated as a breakthrough therapy by the U.S. Food and Drug Administration. Portola has entered into Phase 3 clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors – Bristol-Myers Squibb and Pfizer (Eliquis [apixaban]), Bayer HealthCare and Janssen Pharmaceuticals (XARELTO® [rivaroxaban]), and Daiichi Sankyo (edoxaban) – while retaining all commercial rights to andexanet alfa. The Company is currently evaluating andexanet alfa in the Phase 3 ANNEXA™ (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of fXA Inhibitors) registration studies.

Cerdulatinib* (PRT2070)

Portola’s product candidate in the area of hematologic cancer, cerdulatinib, is an orally available molecule that uniquely inhibits two validated tumor proliferation pathways – spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being evaluated in a Phase 1/2a proof-of-concept study in patients with B cell leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations.

For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, anticipated enrollment in our APEX Study, our intention to advance cerdulatinib to the next stage of development, expected benefits from biomarker or genetic approaches to clinical development, potential for upcoming events to build stockholder value, and the timing and occurrence of events described under the section “Anticipated Upcoming Events and Milestones.” Risks that contribute to the uncertain nature of the forward-looking statements include: we expect to incur losses for the foreseeable future and will need additional funds to finance our operations; our operating results fluctuate significantly; our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials may not be accurate; enrollment in our clinical trials may be delayed; our clinical trials may not demonstrate the efficacy and safety of our product candidates; we may not be able to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; our estimates regarding expenses and capital requirements may not be accurate; regulatory developments in the United States and foreign countries may adversely affect our operations or prospects; we must obtain and maintain intellectual property protection for our product candidates; the loss of key scientific or management personnel could adversely affect our operations; our stock price may be volatile; and investors in our common stock could incur substantial losses and securities or industry analyst reports could cause our stock price to decline. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the third quarter of 2014, which we expect to file on or about November 10, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

*	Cerdulatinib is a proposed International Nonproprietary Name (pINN).

Investor Contact:	Media Contact:
Alexandra Santos	Joey Fleury
Portola Pharmaceuticals	BrewLife
ir@portola.com	jfleury@brewlife.com
650.246.7239	415.946.1090

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Collaboration and license revenue	$2,427	$2,766	$7,213	$8,474
Operating expenses:
Research and development	31,780	18,088	88,918	56,642
General and administrative	6,424	3,907	16,601	10,654

Total operating expenses	38,204	21,995	105,519	67,296

Loss from operations	(35,777)	(19,229)	(98,306)	(58,822)
Interest and other (expense) income, net	(16)	679	437	532

Net loss attributable to common stockholders	$(35,793)	$(18,550)	$(97,869)	$(58,290)

Shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	41,402,037	35,200,761	41,233,206	17,218,475

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.86)	$(0.53)	$(2.37)	$(3.39)

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash, cash equivalents and investments	$262,007	$319,036
Total current assets	230,007	272,707
Property and equipment, net	2,732	2,600
Total assets	279,549	325,731
Accounts payable	12,531	3,232
Accrued and other liabilities	15,284	17,796
Deferred revenue (current portion and long-term)	38,998	5,211
Total current liabilities	40,188	25,555
Total liabilities	70,319	29,396
Total stockholders’ equity	209,232	296,335